Exhibit (a)(vi)

SUNAMERICA INCOME FUNDS

CERTIFICATE OF AMENDMENT TO ESTABLISHMENT AND DESIGNATION OF

SHARES OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of SunAmerica Income Funds (the “Trust”), a Massachusetts business trust, acting pursuant to the general powers set forth in Section 3.10 of the Trust’s Declaration of Trust dated April 24, 1986, as amended (the “Declaration”) and Section 6.9(g) of the Declaration, do hereby amend the Trust’s Establishment and Designation of Shares of Beneficial Interest as follows:

The series currently designated “SunAmerica High Yield Bond Fund” is renamed as “SunAmerica Flexible Credit Fund.”

The action contained herein shall be effective as of the date on which the amendment to the Trust’s registration statement as filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, incorporating the Fund’s name change, becomes effective.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this certificate as of this 3rd day of June, 2014.

By:	/s/ William J. Shea	By:	/s/ William F. Devin
Name:	William J. Shea	Name:	William F. Devin
	As Trustee, and not individually		As Trustee, and not individually

By:	/s/ Richard W. Grant	By:	/s/ Peter A. Harbeck
Name:	Richard W. Grant	Name:	Peter A. Harbeck
	As Trustee, and not individually		As Trustee, and not individually

By:	/s/ Stephen J. Gutman	By:	/s/ Dr. Judith L. Craven
Name:	Stephen J. Gutman	Name:	Dr. Judith L. Craven
	As Trustee, and not individually		As Trustee, and not individually